POST-MERGER AGREEMENT

THIS AGREEMENT made as of May 29, 2006.

BETWEEN:

CONTINENTAL MINERALS CORPORATION, a company existing under the laws of the Province of British Columbia, Canada

(“Continental”)

AND:

WANG ZHI, businessman, of San Mateo, California, USA

(the “Principal”)

WHEREAS the Principal has agreed to support a merger involving Continental and the parties have therefore agreed to provide for certain matters pending the completion of the merger and also in respect of certain matters thereafter;

THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

PART 1

INTERPRETATION

Definitions

1.1                      In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings conferred upon them by the Merger Agreement unless otherwise defined herein:

“Closing” means the Effective Date as contemplated by the Merger Agreement;

“Cooperative Period” has the meaning set out in §4.1 herein;

“Change of Control” means a change in ownership of at least 51% of Continental’s outstanding shares during any six month period whereby as a consequence a 2/3 majority of the persons who constitute the Board of Directors of Continental changes within the said six month period;

“Escrow Agreement” means that Escrow Agreement among the Principal, Continental and Blake Cassels & Graydon LLP, in the form attached hereto as Schedule A hereto;

“Force Majeure” means materially adverse circumstances beyond the control of the parties which could not reasonably have been anticipated and includes extreme weather conditions, fire, strike or other labour disruptions, lockout, sabotage, shipwreck, riot, war, flood, extraordinary breakdown, explosion, unexpected new and unusual laws or regulations or Court orders, unexpected new and unusual acts of any government body or agency, act of God, blockade, unlawful civil commotion or disobedience;

“Merger Agreement” means that Merger Agreement among Continental, Greta China and Mergeco dated as of the same date hereof;

“Minerals” means any valuable inert or lifeless substance formed or deposited in its present position through natural agencies alone, and which is found either in or upon the soil of the earth or in the rocks beneath the soil;

‘Take-over Bid” means a bona fide third party offer for at least 51% of the shares of Continental made by offer to all shareholders under a formal offering document.

Interpretation Not Affected by Headings, etc.

1.2                       The division of this Agreement into Parts, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Part” or “section” followed by a number and/or a letter refer to the specified Part or section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Part, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

Currency

1.3                       Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

Number, etc.

1.4                       Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

Date For Any Action

1.5                       In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Entire Agreement

1.6                       This Agreement constitutes the entire agreement between the parties hereto pertaining to the matters set out herein.

PART 2

MERGER

2.1                       The Principal will use reasonable efforts to ensure that prior to Closing, Great China will not, and will not permit any of its affiliates to, acquire or agree to acquire by amalgamation, merger or consolidation with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association of other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of that company, except as permitted in the Merger Agreement.

2.2                       The Principal will take reasonable steps to ensure that Great China, prior to Closing, will operate its business in the usual and ordinary course and will not declare any dividend on, or make other distributions in respect of its outstanding shares (or securities convertible into shares), make any distribution, payment or repayment to any non-arm’s length party, enter into any non-arm’s length contracts, issue any securities (other than on the exercise of convertible securities that are currently outstanding), incur any debt or guarantee any obligation, or make any bonus payments to or increase the compensation or benefits of any directors, officer or employee, other than in the usual and ordinary course of business consistent with past practice or pursuant to existing contractual agreements or as permitted by the Merger Agreement.

2.3                       Each of the Principal and Continental shall make all reasonable efforts and work diligently to complete the Merger in accordance with the Merger Agreement.

2.4                       The Principal shall and shall cause all parties under his control or direction to comply on a timely basis with all applicable Laws related to the Merger, the Merger Agreement, this Agreement and transactions related thereto.

PART 3

POST-MERGER CONSULTING SERVICES

Principal to Serve as Consultant

3.1                       Upon and subject to Closing, the Principal shall be retained by Continental as a consultant for $1.00 per year plus reasonable expenses including travel, office and the like, in order to liaise with appropriate mining and other official or regulatory authorities to expedite for Continental or Affiliates, including Tianyuan, all necessary mining permits (the “Permits”) to allow the commercial mining of the Xietongmen Property from the appropriate mining authorities in the Peoples Republic of China (PRC). The Principal’s objective shall be to secure the issuance of the last of such permits no later than one year of submission of the last of the initial applications for all the necessary development, construction, environment and operating mine permits to allow the mine to continuously operate based on the parameters and conclusions reached under the feasibility study on the Xietongmen property. For greater certainty, all of the services of the Principal shall be performed outside Canada.

3.2                       The required Permits are to be listed in the feasibility study prepared for Continental by independent consultants in accordance with government supplied information, but the Permits will exclude change of scope operating type permits that are required after the start of commercial mining operations. The one year period set out in §3.1 shall be extended for a period equal to delays during the one year period resulting from events or circumstances for which Continental is solely responsible or by reason of Force Majeure and which occur in connection with the technical developments on the Xietongmen Property and are therefore beyond the reasonable control of the Principal.

Compensation to Principal

3.3                       Providing the Principal has materially contributed to Continental timely obtaining the Permits and in no event beyond March 31, 2010, then within five business days of receipt by Continental of all the necessary and valid Permits, Continental shall deliver to the Principal, or such person as the Principal then nominates, subject to the consent of Continental not to be unreasonably withheld, as full compensation hereunder 2,500,000 Continental Shares and 2,500,000 Continental warrants exercisable at $1.59, with an expiry of one year after receipt of all the Permits. The March 31, 2010 deadline herein shall be extended for a period equal to delays to the start of the one year period set out in §3.1 resulting from events or circumstances for which Continental is solely responsible or by reason of Force Majeure.

Other Interests in Minerals

3.4                       The Principal hereby confirms, warrants and represents that, except as provided for in the Merger Agreement, he does not have any other direct or indirect beneficial interest, rights, options, or other entitlements whatsoever (an “Interest”) in any Minerals, in the area of influence (being the area within 10 kilometres of the perimeter of the Xietongmen Property) and if he should directly or indirectly acquire or be offered any such Interests within 5 years of the date of Merger, the Principal agrees to immediately give written notice to Continental and offer a right, exercisable for one year after receipt of such notice, to acquire or take an assignment of such Interest on the same terms offered to, or paid by the Principal for such Interests.

PART 4

SHARE VOTING AND LIQUIDITY MATTERS

4.1                       Until the earlier of the date which is 36 months from Closing and the date which the Principal, together with the 11 other Great China shareholders who are to also deliver their Continental Shares to Blake Cassels & Graydon LLP to be held in escrow, directly or indirectly own or control in aggregate less than 10% of the outstanding Continental Shares, there shall be deemed to be a “Cooperative Period”. During the Cooperative Period, the Principal will not directly or indirectly dispose of more than 30,000 Continental Shares in any 30 consecutive days (non-cumulative) as further provided in this Part 4. The restrictions in this Part 4 will no longer apply and the Cooperative Period shall end in the event of a Take-over Bid for shares of Continental or a Change of Control of Continental.

4.2                       On the Closing of the Merger, the Principal shall deliver certificates, in appropriate denominations, for all Continental Shares that he directly or indirectly owns or controls, to Blake Cassels & Graydon LLP to be held in escrow and, to facilitate sales permitted under this Part 4 or after the end of the Cooperative, released in accordance with the Escrow Agreement, to be executed and delivered by the parties concurrently herewith but which is only to be effective from and after the Closing.

4.3                       If, during the Cooperative Period, the Principal wishes to sell or otherwise directly or indirectly dispose of up to 150,000 Continental Shares in a single or series of related transactions, then the Principal must advise Continental in writing of such intention and offer those shares to Continental on substantially the same terms as it proposes to sell them and must offer them at 95% of the volume-weighted average closing price calculated for the 5 days before the delivery date of the notice. Continental, or its nominee, has the right to accept such offer as a third party within five business days of receipt of the notice, failing which the Principal shall be free, to sell the shares at market price. The Principal shall be entitled to exercise this election twice per any 365 day consecutive period commencing from the date of Closing.

4.4                       During the Cooperative Period, the Principal shall agree that with respect to all the Continental Shares directly or indirectly received under the Merger that he shall vote such shares, or cause such shares to be voted, at each Continental shareholders’ meeting held or convened during the Cooperative Period, in favour of the proposals and resolutions recommended by management of Continental in its formal proxy circular providing the proposal or resolution are reasonable and in compliance with all Canadian securities and other laws. Notwithstanding this covenant, the Principal shall be free to vote his Continental Shares in his own discretion, in respect of any proposed merger of Continental or in connection with a transaction which would constitute a change of control of Continental.

4.5                       During the Cooperative Period, the Principal shall be entitled to a pre-emptive right to take up his pro rata share of any new securities to be sold by Continental on substantially the same terms as such securities are offered to third parties. The Principal must confirm his preparedness to participate in such treasury offerings within 15 days of receipt of notice of the offering and must be prepared to participate on substantially the same terms as all other participants in the financing.. Excluded from this pre-emptive right shall be Continental securities which are allotted or issued for management incentive options, property acquisitions or with respect to any financing by Continental in accordance with §5.5 of the Merger Agreement, and securities issued in exercise of options, warrants and property commitments as of the Closing.

4.6                       During the Cooperative Period, Continental, using reasonable endeavours, will assist the Principal, upon the request of the Principal, in directly or indirectly disposing of up to 1,225,000 Continental Shares, less the number of shares sold prior to such request under this Part 4. The Principal will provide 30 days’ notice of the estimated market value of or number of shares he desires to directly or indirectly dispose of and Continental will make reasonable commercial efforts to arrange to find a buyer for such shares at a price of no less than the discounted market price of the Continental Shares at the time the notice is given by the Principal (the discounted price shall be set at 90% of the volume-adjusted average closing price during 10 days before the date of notice). The purchase and sale of such shares shall close within the 30-day notice period and the Principal shall be obligated to provide marketable certificates, free of hold period restrictions or any other encumbrances.

PART 5

GENERAL

Confidentiality

5.1                       All dealings between the Continental and the Principal under Part 4 of this Agreement shall be treated by them in confidence except to the extent disclosure is required to fulfill a right or obligation of a party. Any information concerning a party disclosed to the other party which, in each case has not been publicly disclosed, will be kept strictly confidential and will not be disclosed by the recipient, except as may be required under applicable law.

Arbitration

5.2                       All disputes arising in connection with this Agreement, or in respect of any defined legal relationship associated herewith or derived there from, shall be referred to, and finally resolved by, arbitration by a single arbitrator under the rules of the British Columbia International Commercial Arbitration Centre (the “Arbitration Centre”). The appointing authority shall be the Arbitration Centre, and the case shall be administered by the Arbitration Centre in accordance with its “Procedures for Cases under the B.C.I.C.A.C. Rules”. The place of arbitration shall be Vancouver, British Columbia, Canada and the language to be used in the arbitral proceedings shall be English.

Relationship of the Parties

5.3                       Each of Continental and the Principal agree that each of them are independent contractors insofar as the terms herein are concerned but nothing herein shall be deemed to diminish the Principal’s fiduciary obligations to Continental so long as he is a director of it..

Notices

5.4                       All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy, in each case addressed to the particular party at:

(a)      if to Continental, at:

Continental Minerals Corporation
Suite 1020 – 800 West Pender Street
Vancouver, B.C. V6C 2V6

Attention: President
Facsimile: (604) 684-8092

        with a copy to:

Lang Michener LLP
1500 – 1055 West Georgia Street
Vancouver, B.C. V6E 4N7

Attention: Bernhard Zinkhofer
Facsimile: (604) 685-7084

(b)      if to Wang Zhi, at:

90 Lakewood Circle
San Mateo, California 94402 USA

Facsimile: 86-10-62028274

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

Assignment

5.5            This Agreement is personal to the Principal and he may not assign the rights or obligations hereunder without Continental’s consent.

Binding Effect

5.6            This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs and successors as the case may be and no third party shall have any rights hereunder.

Waiver and Modification

5.7            Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

Further Assurances

5.8            Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Expenses

5.9            Each of the parties hereto shall pay all of their own expenses relating to the negotiation and execution of this Agreement .

Governing Laws

5.10           This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Subject to §5.2, each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

Time of Essence

5.11           Time shall be of the essence in this Agreement.

Counterparts

5.12           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

CONTINENTAL MINERALS CORPORATION

Per:	/s/ Continental Minerals Corporation
President and CEO

Per:
Authorized Signatory

/s/ Wang Zhi
Signature of Witness	WANG ZHI

Name of Witness

SCHEDULE “A”

ESCROW AGREEMENT

ESCROW AGREEMENT

THIS AGREEMENT is dated as of <>, 2006.

AMONG:

WANG ZHI, businessman, of 90 Lakewood Circle, San Mateo, California, 94402 USA, Fax: 86-10-62028274

(the “Principal”)

AND:

CONTINENTAL MINERALS CORPORATION, a company existing under the laws of the Province of British Columbia, Canada of Suite 1020 – 800 West Pender Street, Vancouver, British Columbia, Canada, V6C 2V6, Fax: (604) 684-8092 Attention: President

(“Continental”)

AND:

BLAKE CASSELS & GRAYDON, LLP, a law firm with an office at Suite 2600, 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L3, Fax: (604) 631-3309 Attn: Mr. Wei Shao

(the “Escrow Agent”)

WHEREAS:

(A)                       The Principal and Continental have entered into that Post-Merger Agreement to which this Agreement is a schedule (the “Post-Merger Agreement”) which agreement provides for certain sales restrictions on all the common shares of Continental that are directly or indirectly owned or controlled by the Principal on the completion of the Merger and which shares have been agreed to be deposited hereunder (the “Escrow Shares”);

(B)                       The parties have agreed that physical certificates (the “Escrow Certificates”) representing the Escrow Shares, in sufficient number and denominations to facilitate releases under this Agreement, will be deposited and held in escrow by the Escrow Agent as stakeholder for the Parties;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants contained herein the parties hereto mutually agree as follows:

1.              CREATION OF ESCROW AND RELEASE TERMS

1.1            The Principal hereby directs Continental to deliver, to the Escrow Agent, the Escrow Certificates as more particularly described in Schedule A hereto. The Principal hereby hereby concurrently delivers executed stock powers of attorney in blank, each with the registered owner’s signature guaranteed by a Medallion guarantor or a chartered bank or other organization acceptable to Continental’s transfer agent, (each a “PA”) for each of the Escrow Certificates

1.2            The Escrow Agent shall deliver to the Principal, by the 20th day of each month, Escrow Certificates (with the related PAs) representing 30,000 common shares of Continental, unless Continental by the 15th day of the applicable month, delivers to the Escrow Agent and the Principal, a written notice that Continental, acting reasonably disputes the proposed or any future deliveries of Escrow Certificates to the Principal.

1.3            The Principal shall have the right to deliver written notice (the “Principal’s Notice”) to the Escrow Agent requiring the Escrow Agent to deliver a specified number of the Escrow Certificates (together with relevant PAs), other than those to be delivered pursuant to §0, for that number of Escrow Shares set out in the Principal’s Notice, provided that the Principal states in the Principal’s Notice that:

(a)      he is entitled to share certificates for a particular number of Escrow Shares as set out in Part 4 of the Post-Merger Agreement, including details of such entitlement, either for the purposes of sale or due to the expiry of the Cooperative Period (as defined in the Post-Merger Agreement); and

(b)      he has concurrently delivered a copy of the Principal’s Notice to Continental and has provided to the Escrow Agent confirmation of such delivery.

If Continental does not within 10 business days after delivery of the Principal’s Notice to the Escrow Agent and Continental, deliver to the Escrow Agent and the Principal, a written notice that Continental, acting reasonably, disputes the Principal’s Notice, then the Escrow Agent shall deliver the appropriate Escrow Certificates to the Principal and provide notice of such delivery to Continental.

1.4            Continental shall have the right to deliver written notice (the “Continental Notice”) to the Escrow Agent requiring the Escrow Agent to deliver a specified number of the Escrow Certificates (together with relevant PAs), other than those to be delivered pursuant to §0, for that number of Escrow Shares set out in the Continental Notice, provided that Continental states in the Continental Notice that:

(a)      it is entitled to deal with share certificates for a particular number of Escrow Shares as set out in Part 4 of the Post-Merger Agreement, including details of such entitlement, such as having arranged a sale of the escrow Shares to a third party; and

(b)      Continental has concurrently delivered a copy of the Continental Notice to the Principal and has provided to the Escrow Agent confirmation of such delivery.

1.5            If Continental in the case of a Principal’s Notice or the Principal in the case of a Continental Notice does not within 10 business days after delivery of the Principal’s Notice or the Continental Notice as the case may be deliver to the Escrow Agent and the other party , a written notice that the receiving party, acting reasonably, disputes the Continental Notice or Principal’s Notice as the case may be, then the Escrow Agent shall deliver the appropriate Escrow Certificates to the Principal or to Continental as the case may be and provide notice of such delivery to the other party.

1.6            In the event of any dispute between the Principal and Continental concerning their respective rights and obligations under this Agreement, the Escrow Agent shall be entitled to interplead such dispute in the British Columbia Supreme Court. The Escrow Agent shall be entitled to comply with the order of the British Columbia Supreme Court in relation to the holding or disposition of the Escrow Certificates, and shall not be liable in any way to the Principal or Continental as a result of such compliance. Any costs arising from such interpleader shall be shared by the Principal and Continental.

2.              TERMINATION OF ESCROW ARRANGEMENT

2.1            The escrow created by this Agreement shall terminate upon the earlier of (i) the release from escrow of the escrow Certificates in accordance with the terms of the Post-Merger Agreement and (ii) the interpleader of the Escrow Certificates into Court in the event of a dispute.

3.              CONCERNING THE ESCROW AGENT

3.1            The Escrow Agent agrees to perform all of the duties hereinbefore set forth which are applicable to it unless prohibited by a court of competent jurisdiction.

3.2            Continental will pay from time to time the reasonable fees and expenses of the Escrow Agent in connection with the performance of its duties hereunder and in connection with any proceedings in which it is involved as a result of agreeing to be a party to this Agreement.

3.3            The Principal and Continental, jointly and severally, will indemnify and save harmless the Escrow Agent from and against all other claims, demands, damage, loss and expense arising out of the good faith performance of its duties hereunder. This provision shall survive any resignation or removal of the Escrow Agent hereunder and any termination of this Agreement. The Escrow Agent shall not be under any obligation to prosecute or to defend any action or suit which, in the opinion of its counsel, may involve it in expense or liability, unless the parties hereto shall, so often as required, furnish the Escrow Agent with satisfactory indemnity and funding against such expense or liability.

3.4            Except as otherwise expressly provided herein, the Escrow Agent shall deal with the Escrow Certificates from time to time only in accordance with the written instructions of the Principal.

3.5            The Escrow Agent will have no responsibility or obligations in respect of the Escrow Certificates except the duty to exercise such care in the safekeeping thereof that a reasonably prudent person would exercise in comparable circumstances.

3.6            Except as expressly set out in this Agreement, the Escrow Agent shall not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of thereof unless received by it in writing and signed by both the Principal and Continental and unless it has given its written consent thereto if its duties or obligations under this Agreement are affected.

3.7            The Escrow Agent may rely and will be protected in acting on any written notice, request, waiver, consent, receipt, election, declaration or any paper or document furnished to it and executed, whether or not under the seal, by any party hereto not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and the Escrow Agent will not be required to determine the authenticity of signatures or the power and authority of any signatory to execute Certificates or to verify the accuracy of any statement contained therein.

4.              REPLACEMENT OF ESCROW AGENT

4.1            If the Escrow Agent wishes to be relieved from its duties and obligations under this Agreement it shall so notify the other parties in writing, or in the event that the parties mutually agree to replace the Escrow Agent, they shall so notify the Escrow Agent of their intention and, in either case, the replacement of the Escrow Agent shall be made within a period of sixty (60) days following receipt of the notice, provided that the selection and appointment of the replacement for the Escrow Agent shall be agreed by the parties, and subject to the agreement of the new Escrow Agent to be bound by the terms and conditions of this Agreement.

5.              NEW ESCROW AGENT

5.1            Any new Escrow Agent appointed hereunder shall execute an instrument accepting such appointment hereunder and deliver one counterpart thereof to the Escrow Agent last in office, and one counterpart to each of the Principal and Continental, and thereupon such new Escrow Agent without further act shall become vested in all rights, powers and obligations of its predecessor for execution of the mandate hereunder, with like effect as if originally named as Escrow Agent herein, and the predecessor Escrow Agent shall forthwith deliver the Escrow Certificates and any other Certificates in its possession pursuant to this Agreement to the new Escrow Agent, for the purposes and uses of this Agreement.

6.              NOTICE

6.1            Subject to section 6.2, any notice, direction or other instrument required or permitted to be given hereunder will be delivered in writing to the respective parties at the addresses set out on page 1 of this Agreement and notice to such addresses will be and will constitute full and complete notice and delivery to the respective party.

6.2            Any party hereto may change its address for service of notice by a notice in writing delivered to all of the other parties in the manner provided in section 6.1.

6.3            To facilitate greater communication between the Parties the Escrow Agent shall copy all parties on any communication to any of them in connection herewith.

7.              ENUREMENT

7.1            This Agreement will enure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns.

8.              COUNTERPARTS

8.1            This Agreement may be executed by any person who is to become a party hereto by signing a counterpart hereof, each of which counterparts together will constitute a single instrument.

IN WITNESS WHEREOF the parties have executed and sealed this Agreement on the day and year first above written.

/s/ Wang Zhi
WANG ZHI	Witness

CONTINENTAL MINERALS CORPORATION

Per:	/s/ Continental Minerals Corporation
President and CEO

Per:
Authorized Signatory

BLAKE CASSELS & GRAYDON, LLP

Per:	/s/ Blake, Cassels & Graydon, LLP
Authorized Signatory